Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Newmont Mining Corporation for the registration of common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities, warrants and units, and to the incorporation by reference therein of our reports dated February 22, 2018, except for Note 2 and Note 3, as to which the date is April 26, 2018, with respect to the consolidated financial statements and schedule of Newmont Mining Corporation included in its Current Report on Form 8-K dated April 26, 2018, and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of Newmont Mining Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 21, 2018